UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2014

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information set forth under this Item 2.02 (Results of Operations and Financial Condition) is intended to be furnished. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On November 6, 2014, Independence Holding Company issued a news release announcing its 2014 Third-Quarter and Nine-Month results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits:

Exhibit 99.1

News Release of Independence Holding Company dated November 6, 2014: Independence Holding Company Announces 2014 Third-Quarter and Nine-Month Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	November 7, 2014

INDEPENDENCE HOLDING COMPANY	CONTACT: ADAM VANDERVOORT
96 CUMMINGS POINT ROAD	(646) 509-2156
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2014 THIRD-QUARTER AND NINE-MONTH RESULTS

Stamford, Connecticut, November 6, 2014. Independence Holding Company (NYSE: IHC) today reported 2014 third-quarter and nine-month results.

Financial Results

Net income attributable to IHC increased 29% to $.27 per share, diluted, or $4,710,000, for the three months ended September 30, 2014 compared to $.21 per share, diluted, or $3,639,000, for the three months ended September 30, 2013. Net income attributable to IHC increased to $.69 per share, diluted, or $12,259,000, for the nine months ended September 30, 2014 compared to $.67 per share, diluted, or $12,031,000, for the nine months ended September 30, 2013.

 Revenues decreased to $406,843,000 for the nine months ended September 30, 2014 compared to revenues for the nine months ended September 30, 2013 of $431,426,000. The decrease in revenues for both the third quarter and the first nine months of 2014 is primarily due to the runoff of major medical business from lines that we exited largely as a result of the requirements of the Affordable Care Act (“ACA”), offset in part by an increase in medical stop-loss and specialty health premiums.

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, “We are pleased with the continued growth in earned premium and significantly increased earnings for medical stop-loss, by far our largest line of business, for the third quarter and first nine months of the year.  We attribute these positive developments to enhanced sales efforts in our direct business, focused underwriting and a general expansion of the market as new employer groups migrate to self-funding from fully insured in response to health care reform.  We expect continued improvement in this line of business, as evidenced by the 36% growth in our direct business written in the twelve months ended October 31, 2014, while maintaining consistent profit margins on a growing premium base.

The Company exited major medical health plans for individuals and families and significantly curtailed its small group major medical health plans.  As a result, our fully insured segment has been adversely affected by the ACA, including the runoff of major-medical business and the health insurance tax. We expect this downward pressure on margins to continue to lessen for the balance of 2014 as this business fully runs off. In addition, in the three-month and nine-month periods, the Company recorded $1.7 million and $2.9 million, respectively, in amortization of deferred loss in connection with the assumption of certain ceded annuity policies from the prior year’s coinsurance agreement.  This amortization will be substantially less in the fourth quarter of 2014.   Our specialty health business increased significantly in the first nine months of 2014 compared to last year, and we are pleased with our group life and disability business, which has continued to perform well in 2014.  Our overall investment portfolio continues to be very highly rated (on average, AA) and has a duration of approximately six years. Our book value was $16.37 per share at September 30, 2014, an increase of 8% over the book value per share at December 31, 2013, and our total stockholders’ equity is $284 million at September 30, 2014 compared to $269 million at December 31, 2013. Through September

30, 2014, we have repurchased 296,775 shares of IHC stock for $4.0 million at an average price of $13.38 per share.

We are optimistic that our operating results for the fourth quarter will compare very favorably to the comparable period in 2013, even after the aforementioned expected charges in the fourth quarter of 2014, largely as a result of the accelerating growth in premiums and income from our direct medical stop-loss line of business, the continued profitability of the group business, and the transition of our fully insured division to a specialty health insurance operation with controlled distribution and higher-margin lines of business.”

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company) and its marketing and administrative affiliates.  Standard Security Life markets medical stop-loss, group major and limited medical, short-term medical, group long-term and short-term disability and life, group and individual dental, vision and various supplemental products. Madison National Life sells group life and disability, group major and limited medical, group and individual dental, individual life insurance and various supplemental products. Independence American offers pet insurance, non-subscriber occupational accident, short-term medical, medical stop-loss, group and individual dental and various supplemental products. IHC owns certain subsidiaries through its majority ownership of American Independence Corp. (NASDAQ: AMIC), which is a holding company principally engaged in the insurance and reinsurance business.

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.  IHC expressly disclaims any duty to update its forward-looking statements or earnings guidance, and does not undertake to provide any such guidance in the future.

INDEPENDENCE HOLDING COMPANY

THIRD QUARTER REPORT

September 30, 2014

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

REVENUES:
Premiums earned	$117,705	$125,174	$362,110	$368,007
Net investment income	5,439	6,841	16,674	21,844
Fee income	4,813	6,290	18,013	18,871
Other income	951	922	3,132	3,933
Net realized investment gains	844	2,417	6,914	18,771
Net impairment losses recognized in earnings	-	-	-	-

	129,752	141,644	406,843	431,426

EXPENSES:
Insurance benefits, claims and reserves	74,916	88,177	243,488	262,913
Selling, general and administrative expenses	44,916	45,597	137,998	133,339
Amortization of deferred acquisitions costs	1,416	1,404	3,887	13,792
Interest expense on debt	539	470	1,357	1,447

	121,787	135,648	386,730	411,491

Income before income taxes	7,965	5,996	20,113	19,935
Income taxes	3,141	2,080	7,404	6,821

Net income	4,824	3,916	12,709	13,114
Less: income from noncontrolling interests
in subsidiaries	(114)	(277)	(450)	(1,083)

NET INCOME ATTRIBUTABLE TO IHC	$4,710	$3,639	$12,259	$12,031

Basic income per common share	$.27	$.21	$.70	$.68

WEIGHTED AVERAGE SHARES OUTSTANDING	17,410	17,683	17,505	17,784

Diluted income per common share	$.27	$.21	$.69	$.67

WEIGHTED AVERAGE DILUTED SHARES
OUTSTANDING	17,578	17,735	17,665	17,890

As of November 3, 2014, there were 17,371,040 common shares outstanding, net of treasury shares.

INDEPENDENCE HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	September 30,	December 31,
	2014	2013

ASSETS:
Investments:
Short-term investments	$50	$50
Securities purchased under agreements to resell	16,413	22,594
Trading securities	11,370	7,125
Fixed maturities, available-for-sale	566,612	542,287
Equity securities, available-for-sale	13,121	11,803
Other investments	26,406	25,123
Total investments	633,972	608,982

Cash and cash equivalents	18,215	24,229
Deferred acquisition costs	30,302	29,777
Due and unpaid premiums	61,820	59,435
Due from reinsurers	280,023	380,229
Premium and claim funds	39,509	37,353
Goodwill	50,318	50,318
Other assets	54,244	78,712

TOTAL ASSETS	$1,168,403	$1,269,035

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Policy benefits and claims	$227,877	$237,754
Future policy benefits	277,878	287,449
Funds on deposit	194,140	274,826
Unearned premiums	8,731	12,423
Other policyholders' funds	19,244	25,129
Due to reinsurers	37,999	37,113
Accounts payable, accruals and other liabilities	66,274	71,889
Debt	4,000	6,000
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	874,289	990,729

STOCKHOLDERS’ EQUITY:
IHC STOCKHOLDERS' EQUITY:
Preferred stock (none issued)	-	-
Common stock	18,531	18,524
Paid-in capital	126,999	126,239
Accumulated other comprehensive loss	(3,195)	(10,472)
Treasury stock, at cost	(12,141)	(8,169)
Retained earnings	154,256	142,669

TOTAL IHC STOCKHOLDERS’ EQUITY	284,450	268,791
NONCONTROLLING INTERESTS IN SUBSIDIARIES	9,664	9,515

TOTAL EQUITY	294,114	278,306

TOTAL LIABILITIES AND EQUITY	$1,168,403	$1,269,035